Exhibit 10.5

EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS

The following table sets forth for each named executive officer of Chesapeake Utilities Corporation (“Chesapeake”) (which officers were determined by reference to Item 402(a)(3) of SEC Regulation S-K based on 2005 compensation) information concerning determinations made with respect to the compensation paid or payable for services in all capacities to Chesapeake and its subsidiaries, which compensation decisions may be deemed the entry into or the amendment of a material contract within the meaning of Item 601(b)(10) of SEC Regulation S-K. These decisions consisting of (i) the establishment of the executive’s base salary for 2006, (ii) the determination of the executive’s annual bonus for 2005 under the Cash Bonus Incentive Plan, (iii) the establishment of the executive’s 2006 target cash bonus (as a percentage of salary) under the Cash Bonus Incentive Plan, (iv) determination of the executive’s restricted stock award for 2005 under the Performance Incentive Plan and (v) the establishment of the executive’s target restricted stock award for a performance cycle ending December 31, 2006 under the Performance Incentive Plan.

Name and Pricipal Position	2006 Base Salary	2005 Cash Bonus	2006 Cash Bonus Target (1)	2005 Restricted Stock Awards (3)	2006 Restricted Stock Awards Target (4)
John R. Schimkaitis, President, CEO and Director	$360,000	$134,703	40%	8,400	9,600
Paul M. Barbas, Executive Vice President and COO	$290,000	$81,032	35%	4,480	6,820
Michael P. McMasters, Sr. Vice President and CFO	$246,000	$76,947	30%	4,480	5,120
Stephen C. Thompson, Sr. Vice President	$243,000	$55,202	25%	7,680	3,200 (5)
S. Robert Zola, President, Sharp Energy, Inc.	$135,000	$28,456	30% (2)	7,680	3,200 (5)

(1) Up to 150% of this cash bonus target can be earned to the extent certain performance targets are achieved. The performance targets are based upon the following performance criteria: (i) earnings per share, (ii) pretax return on average investment of the Company’s regulated natural gas operations and (iii) earnings before interest and taxes of the Company’s Delmarva propane distribution operations.

(2) Mr. Zola has an additional cash bonus arrangement under which he can earn a cash bonus equal to 10% of actual propane distribution net income in excess of the upper end of a target income range.
(3) Represents the shares of Chesapeake stock awarded to each executive for 2005 under the Performance Incentive Plan.
(4) Represents a target restricted share award granted to each executive under the Performance Incentive Plan for the performance period ending December 31, 2006. Messrs. Schimkaitis, Barbas and McMasters can earn up to 100% of the target restricted stock award to the extent the following performance criteria are attained: (i) earnings growth based on the achievement of targeted measures of earnings for the Company’s regulated natural gas operations, Delmarva propane distribution operations, and overall corporate results, (ii) growth in non-regulated investments based upon the achievement of established milestones and objectives under the Company’s long-term strategic plan, and (iii) shareholder value as measured by the performance of the Company’s stock price (including the reinvestment of dividends), in relationship to an index of industry peers.

(5) For 2006, Messrs. Thompson and Zola can earn up to 960 shares of restricted stock , contingent upon Chesapeake achieving specified performance goals relative to the Industry Peer Group relating to stockholder value performance. Mr. Thompson is also entitled to earn 2,240 shares of restricted stock if the Company’s natural gas segment achieves at least 90% of the target pre-tax return on investment over the three-year period January 1, 2006 to December 31, 2008. Mr. Zola is also entitled to earn 2,240 shares of restricted stock if the Company’s propane distribution income exceeds the income target for the three-year period January 1, 2006 to December 31, 2008.